Exhibit 7

                                  July 23, 2002

To:        Tower Semiconductor Ltd.
           P.O. Box 619
           Migdal Haemek 23105
           Israel
           Attention:  Co-Chief Executive Officer

cc:        Yigal Arnon & Co.
           One Azrieli Center
           Tel Aviv 67021
           Israel
           Attention:  David H. Schapiro, Adv.

                               Re:  Participation in Rights Offering
                                    --------------------------------
Dear Sirs:

           Following our discussion with you, we, the undersigned, wish to congratulate you upon your agreement reached with Ontario Teachers Pension Plan Board ("OTPP"; the "OTPP Agreement"), which is expected to be signed by the end of July 2002, and is intended to facilitate your satisfaction of your immediate financing requirements under the Fab 2 credit facility with your banks.

           It is our understanding that the main terms of the OTPP Agreement are as follows:

  |X| OTPP will make a $15 million private placement in Tower in consideration for ordinary shares to be issued at a purchase price of $5.60 per share and 45% warrant coverage exercisable into additional ordinary shares at an exercise price of $7.50 per share.

  |X| After the closing of the OTTP Agreement, all of the securities issued to OTTP will be registered for resale on the Form F-3 registration statement. These securities will be subject to a nine month lock-up period.

           As we understand that the terms of the Rights Offering are substantially the same as the OTPP Agreement as set forth in the final draft of the prospectus relating to the Rights Offering (the "Prospectus") to be approved by Tower's Board of Directors, we hereby agree, severally and not jointly, to exercise our rights from the Rights Offering such that we will purchase securities equivalent to the following amounts:

|X|        Israel Corporation Technologies (ICTech) Ltd.   $9.2 million

|X|        SanDisk Corporation                             $4.0 million

|X|        Alliance Semiconductor Corporation              $4.0 million

|X|        Macronix International Co., Ltd.                $3.3 million or more
                                                           (up to $4.0 million)




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           We further agree to your disclosure in the Prospectus of the quantity of rights we will exercise from the Rights Offering.

 SANDISK CORPORATION                       ALLIANCE SEMICONDUCTOR CORPORATION

By:    /s/ ELI HARARI                       By:    /s/ N.D. REDDY
       ----------------------------------         ------------------------------
           Eli Harari                                  N.D. Reddy
Title:     President and Chief Executive    Title:     President and Chief
           Officer                                     Financial Officer
Date:      August 13, 2002                  Date:      July 23, 2002



 MACRONIX (BVI) CO., LTD.                  ISRAEL CORPORATION TECHNOLOGIES
                                           (ICTECH) LTD.

By:    /s/ MIIN WU                         By:    /s/ YOSSI ROSEN
       ------------------------------              -----------------------------
           Miin Wu                                    Yossi Rosen
Title:     President                       Title:     Chief Executive Officer of
Date:      July 26, 2002                              Israel Corporation Ltd.


                                           By:    /s/ AVISAR PAZ
                                                  ------------------------------
                                                      Avisar Paz
                                           Title:     Chief Executive Officer of
                                                      Israel Corporation Ltd.
                                           Date:      July 23, 2002




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